Exhibit 99.1

STONE ENERGY CORPORATION ANNOUNCES 2004 GAS HEDGES

NYSE — SGY
LAFAYETTE, LA. December 18, 2003

        Stone Energy Corporation has entered into natural gas put contracts with three separate counter-parties covering a portion of its 2004 Gulf Coast Basin production. The contracts effectively hedge a total of 90,000 MMBtu per day at a floor price of $3.50 per MMBtu from January 2004 through December 2004. Under the put contract, monthly payments are made by the counter-party if NYMEX prices fall below the floor price, while allowing the company to fully participate in commodity prices above the floor price. The cost of the contracts, which totaled $2.4 million, will be amortized through earnings as the contracts settle. Previously, the company was unhedged for its 2004 natural gas production from the Gulf Coast Basin. The company continues to evaluate additional cost-effective hedging opportunities for its 2004 oil and natural gas production.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.